UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                             (Amendment No. ____)*

                                  UroCor, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91727P105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 9 pages

                                  SCHEDULE 13G

----------------------------------     ----------------------------------------
CUSIP No. 91727P105                         Page 2 of 9 Pages
          -----------                       -------   --------
----------------------------------     ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771

-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             5         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ----------------------------------------------------
       BENEFICIALLY          6         SHARED VOTING POWER
         OWNED BY
           EACH                        2,328,208
        REPORTING          ----------------------------------------------------
       PERSON WITH           7         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                       2,328,208
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Holding Inc. disclaims beneficial ownership of 2,328,208 shares attributed to it through its ownership of Dillon, Read Inc.

-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       |_|

          N/A
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          23.24
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          HC
-------------------------------------------------------------------------------

                               Page 2 of 9 Pages

                                  SCHEDULE 13G

----------------------------------     ----------------------------------------
CUSIP No. 91727P105                         Page 3 of 9 Pages
          -----------                       -------   --------
----------------------------------     ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336

-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             5         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ----------------------------------------------------
       BENEFICIALLY          6         SHARED VOTING POWER
         OWNED BY
           EACH                        2,328,208
        REPORTING          ----------------------------------------------------
       PERSON WITH           7         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                       2,328,208
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Inc. disclaims beneficial ownership of 2,328,208 shares attributed to it through its ownership of Dillon, Read & Co. Inc.

-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       |_|

          N/A
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          23.24
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          HC
-------------------------------------------------------------------------------

                               Page 3 of 9 Pages

                                  SCHEDULE 13G

----------------------------------     ----------------------------------------
CUSIP No. 91727P105                         Page 4 of 9 Pages
          -----------                       -------   --------
----------------------------------     ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216

-------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                        (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY


-------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
-------------------------------------------------------------------------------
                             5         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES           ----------------------------------------------------
       BENEFICIALLY          6         SHARED VOTING POWER
         OWNED BY
           EACH                        2,328,208
        REPORTING          ----------------------------------------------------
       PERSON WITH           7         SOLE DISPOSITIVE POWER

                                       None
                           ----------------------------------------------------
                             8         SHARED DISPOSITIVE POWER

                                       2,328,208
-------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          The reporting person reports 2,328,208 shares held for managed accounts and the reporting person disclaims beneficial interest in such shares.

-------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       |_|

          N/A
-------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          23.24
-------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (See Instructions)

          BD
-------------------------------------------------------------------------------

                               Page 4 of 9 Pages

                                                             Page 5 of 9 Pages

Item 1(a).    Name of Issuer:

              UroCor, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              800 Research Parkway
              Oklahoma City, Oklahoma 73104

Item 2(a).    Name of Person Filing:

              Dillon, Read Holding Inc.

Item 2(b).    Address of Principal Business Office, or, if none, Residence:

              535 Madison Avenue
              New York, New York 10022

Item 2(c).    Place of Organization:

              Delaware

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              91727P105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              (a)  [ ] Broker or Dealer registered under Section 15 of the Act

              (b)  [ ] Bank as defined in Section 3(a)(6) of the Act

              (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act

              (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

              (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

              (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

                                                             Page 6 of 9 Pages

              (g) [X] Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)

              (h)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.       Ownership:

              If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

              (a)      Amount Beneficially Owned:

                       2,328,208

              (b)      Percent of Class:

                       23.24

              (c)      Number of shares as to which such person has:

                       (i)   sole power to vote or to direct the vote: None

                       (ii)  shared power to vote or to direct the vote:
                             2,328,208

                       (iii) sole power to dispose or to direct the disposition
                             of: None

                       (iv) shared power to dispose or to direct the disposition of: 2,328,208

Item 5.       Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
              Company:

              See Exhibit A

                                                         Page 7 of 9 Pages

Item 8.       Identification and Classification of Members of the Group:

              N/A

Item 9.       Notice of Dissolution of Group:

              N/A

Item 10.      Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 1997              Dillon, Read Holding Inc.


                                       By /s/ David W. Niemiec
                                          -----------------------
                                         Name:   David W. Niemiec
                                         Title:  Vice Chairman

                                                         Page 8 of 9 Pages

                                    Exhibit A

RELEVANT SUBSIDIARIES (Item 7)


                                                                     Item 3
          Identity                                              Classification

1.  Dillon, Read Inc.                                     (g)  Holding Company
2.  Dillon, Read & Co. Inc.                               (a)  Broker-Dealer

Dillon, Read Holding Inc. owns Dillon, Read Inc., the 100% owner of Dillon, Read & Co. Inc.

                                                    Page 9 of 9 Pages

                                    Exhibit B

                  The undersigned all hereby agree in writing that Schedule13G, filed with the Securities and Exchange Commission by DILLON, READ HOLDING INC., and containing the information required by the Schedule 13G with respect to beneficial ownership of the same shares of the Common Stock of UroCor, Inc. is jointly filed on behalf of each DILLON, READ HOLDING INC., DILLON, READ INC. and DILLON, READ & CO. INC.



                                DILLON, READ HOLDING INC.


                                By:/s/ David W. Niemiec
                                   ----------------------------
                                   Name:  David W. Niemiec
                                   Title: Vice Chairman


                                DILLON, READ INC.


                                By:/s/ David W. Niemiec
                                   ----------------------------
                                   Name:  David W. Niemiec
                                   Title: Secretary


                                DILLON, READ & CO. INC.


                                By:/s/ David W. Niemiec
                                   ----------------------------
                                   Name:  David W. Niemiec
                                   Title: Vice Chairman